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                                                                    EXHIBIT 23.7


November 16, 1998



Board of Directors
T R Financial Corp.
1122 Franklin Ave.
Garden City, New York 11530

Re: Registration Statement on Form S-4 of Roslyn Bancorp, Inc. relating to the
    Common Stock, par value $.01 per share, of Roslyn Bancorp, Inc. being registered in connection with the below defined Merger.

Ladies and Gentlemen:


Attached is our opinion letter dated November 16, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of T R Financial Corp. (the "Company") of the exchange ratio of 2.05 shares of Common Stock, par value $.01 per share of Roslyn Bancorp, Inc. ("Roslyn"), to be received for each Share pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of May 25, 1998, between Roslyn and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referred Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY -- Opinions of Financial Advisors -- T R Financial,""THE MERGER -- Opinion of T R Financial's Financial Advisor", "THE MERGER -- Background of the Merger", "THE MERGER -- Recommendation of the
T R Financial Board; T R Financial's Reasons for the Merger" and to the inclusion of the foregoing opinion as Appendix E to the Joint Proxy Statement/Prospectus included in the above referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
-------------------------
(GOLDMAN, SACHS & CO.)